Exhibit 23.4

October 13, 2022

To:	TH International Limited (the “Company”)
2501 Central Plaza, 227 Huangpi North Road, Shanghai, China

Dear Sirs/Madams,

We have acted as legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the proposed offering of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 on October 13, 2022 (as amended).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES

HAN KUN LAW OFFICES

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.